Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contacts: Anton Communications

Vanessa Showalter 949-748-0542 vshowalter@antonpr.com

Genevieve Anton 714-544-6503 ganton@antonpr.com

Strategic Storage Trust II, Inc. (SST II) Acquires

640-Unit Las Vegas Facility Totaling 82,200 Square Feet

LAS VEGAS – September 30, 2016 – Strategic Storage Trust II, Inc. (SST II) — which is sponsored by SmartStop Asset Management, LLC with nearly $1 billion in assets under management— recently purchased a self storage facility consisting of approximately 640 units across approximately 82,200 rentable square feet located at 6318 West Sahara Ave. in Las Vegas.

“Our current portfolio now includes a total of three Las Vegas facilities,” said H. Michael Schwartz, chairman and CEO of SST II. “This prime 93% occupied facility is located on the highly trafficked Sahara Boulevard with excellent signage.”

Built in 1989, the nine-building Las Vegas facility sits on approximately four acres. The facility offers climate controlled units and drive-up units.

“We are looking forward to improving this facility’s performance, while offering top customer service,” said Wayne Johnson, chief investment officer for SST II.

About Strategic Storage Trust II, Inc. (SST II)

Strategic Storage Trust II, Inc. (SST II) is a public non-traded REIT that focuses on stabilized self storage properties. The SST II portfolio includes approximately 42,270 self storage units and approximately 4.9 million rentable square feet of storage space.

About SmartStop Asset Management, LLC

SmartStop Asset Management, LLC is a diversified real estate company with a managed portfolio that currently includes approximately 59,400 self storage units and approximately 6.7 million rentable square feet. The company is the asset manager for 89 self storage facilities located throughout the United States and Toronto, Canada. SmartStop Asset Management is the sponsor of both SST II and Strategic Storage Growth Trust, Inc. (SSGT), a public non-traded REIT focusing on opportunistic self storage assets. The facilities offer affordable and accessible storage units for residential and commercial customers. In addition, they offer secure interior and exterior storage units as well as outside storage areas for vehicles, RVs and boats. Additional information is available at www.smartstopassetmanagement.com

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to: uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of our real estate investment strategy; uncertainties relating to financing availability and capital proceeds; uncertainties relating to the closing of property acquisitions; uncertainties relating to the public offering of our common stock; uncertainties related to the timing and availability of distributions; and other risk factors as outlined in the Company’s prospectus, as amended from time to time. This is neither an offer nor a solicitation to purchase securities.